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                                                               EXHIBIT (P)(XIX)


                                 CODE OF ETHICS
                          MONY CAPITAL MANAGEMENT, INC.
                             EFFECTIVE JULY 15, 2002


Section 1.        General

         The most important asset of MONY Capital Management, Inc. (MCM or the "Company") is its reputation. Preserving this reputation demands the continuing alertness of every employee. Each employee must avoid any activity or relationship that may reflect unfavorably on MCM as a result of a possible conflict of interest, the appearance of such conflict, the improper use of confidential information or the appearance of any impropriety.

         Although no written code can take the place of personal integrity, the following, in addition to good judgment and common sense, should serve as a guide to the minimum standards of proper conduct. Any conduct that violates this Code of Ethics is unacceptable and always constitutes an activity beyond the scope of the employee's legitimate employment.

         This Code of Ethics is designed to ensure, among other things, that all employees conduct their personal investment transactions in keeping with the following principles:

         - The interests of MCM's clients should be placed first and foremost;

         - All employees should conduct their personal investment activity in a manner consistent with the law and this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an employee's position of trust and responsibility; and

         - Employees should not take inappropriate advantage of their positions.

Section 2.                 Prohibited Purchases and Sales.

                  (a) No employee will purchase any Security that is owned by the Company or is in an account managed by the Company.

                  (b) No employee will sell any Security that is owned by the Company or is in an account managed by the Company without the permission of the Company's CEO.

                  (c) No employee will purchase or sell any Securities of any issuer on the Restricted List.

                  (d) No employee shall profit in the purchase and sale, or the sale and purchase, directly or indirectly, of the same (or equivalent) Security within






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                           60 calendar days of the Company transacting in such
                           Security. Any profits realized on such trades shall be required to be disgorged.

                  (e) No employee shall purchase, directly or indirectly, any Securities in an initial public offering.

                  (f) No employee shall purchase, without written prior approval of the Company's CEO, any Securities in a private placement.

                  (g) No employee shall, directly or indirectly, purchase or sell Securities where his/her decision is influenced by material inside information.

                  (h) No employee or director shall attempt to cause the Company, or an account managed by the Company, to purchase, sell or hold a Security already held by such employee or director.


Section 3.                 Information

                  (a) Employees may, from time to time, be in possession of confidential or proprietary information including material non-public information. All employees have an obligation to respect and protect the confidential nature of relationships with and information about former, present and prospective clients and portfolio companies. Any such information that is acquired by employees in the course of business must be kept confidential and may be used solely for proper purposes. Under no circumstances shall an employee disclose such information to unauthorized persons or use or assist others in using confidential information for personal gain. A person is not an authorized individual simply because that person is an employee of either the Company or an affiliate.

                  (b) No employee shall disclose material inside information or furnish investment advice or information to any person where the advice or information is based upon or influenced by such material inside information. Employees who have any doubt concerning whether particular information he/she acquires is "inside" or "material" should consult with the Chief Executive Officer or Secretary of the Company prior to using such information in any manner herein proscribed. The Chief Executive Officer or Secretary may consult with Counsel on matters which he/she deems necessary.

                  (c) The term "material inside information" as used in this Code of Ethics is not subject to being precisely defined. Generally, information is considered to be "inside" or "non-public" information if it has not been publicly disclosed. Information about a company should be deemed to be inside information if it is not generally known to the marketplace. Information considered to be "material" is any information about a company which, if disclosed, is likely to affect the market price of the


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                           company's securities or to be considered important by
                           a reasonable investor in deciding whether or not to trade in those securities. Information should be presumed "material" if it relates to matters such as dividend changes, earnings estimated by the company, changes in the company's previously released earnings estimates, significant calls for redemption of outstanding securities, financing, significant developments in relationships with clients, suppliers, lenders and key personnel, significant new products or discoveries, major litigation by or against the company, liquidity or solvency problems, extraordinary management developments, significant merger or acquisition proposals, or other similar events.

                           While the mere possession of material inside information is not a violation of securities laws, the improper use of such information can result in both civil and criminal liability. The duty to preserve the confidentiality of material non-public information arises from the anti-fraud provisions of securities laws. Among other penalties, these laws may provide for the imposition of criminal and civil sanctions, including fines and imprisonment.

                  (d) Employees working on private placements or bank loans of a given issuer will not share information with employees involved with public Securities of that same issuer. Employees working on public Securities of a given issuer will access neither the private placement nor the bank loan files on that issuer.

Section 4.                 Reporting

                  (a) Every employee and director shall report to the Company the information described in Section 4(b) of this Code of Ethics with respect to transactions in any Security in which such employee has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in such Security; provided, however, that an employee shall not be required to make a report with respect to transactions effected for any account over which such person has no direct or indirect influence or control.

                  (b) Reports under this Section 4 shall be made (a) in the case of Initial Holding Reports, not later than ten
                           (10) days after a person becomes an employee, (b) in the case of Quarterly Transaction Reports, not later than ten (10) days after the end of the calendar quarter in which the transaction to which the report relates was effected, and (c) in the case of Annual Holding Reports, not later than 30 days after the end of the applicable calendar year and shall contain the following information:

                           Initial Holdings Report

                           (i) the title, number of shares and principal amount of each Security held as of the date the person became an employee;


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                           (ii)     the name of the broker, dealer or bank with
                                    whom any Securities were held as of the date the person became an employee; and

                           (iii)    the date that the report is submitted.

                           Quarterly Transaction Reports

                           (i) the date of the transaction, the title, interest rate and maturity date (if applicable), and the number of shares, and the principal amount of each Security involved;

                           (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                           (iii) the price at which the transaction was effected; and

                           (iv) the name of the broker, dealer or bank with whom an account was established and the date the account was established, and with or through whom the transaction was effected; and

                           (v)      the date that the report is submitted.

                           Annual Holdings Report

                           (i) information must be current as of a date no more than 30 days before the report is submitted;

                           (ii) the title, number of shares and principal amount of each Security held;

                           (iii) the name of any broker, dealer or bank with whom Securities are held; and

                           (iv)     the date the report is submitted.

                  Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he/she has any direct or indirect beneficial ownership in the Security to which the report relates.

Section 5.        Gifts

         No employee shall receive any gift or item of more than de minimus value from any person or entity that does business with or on behalf of the Company.

Section 6.        Service as Director


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         No employee shall serve on the boards of director of any company, absent prior authorization of the Chief Executive Officer, the Secretary or Counsel of the Company, based upon a determination that the board service would be consistent with the interests of the Company and its clients. Should approval for board service be granted, that employee shall be isolated through "Chinese walls" or other procedures from making investment decisions relating to Securities associated or affiliated with the entity for which the employee serves as director.


Section 7.        Applicability

         The principles and guidelines set forth herein shall apply with equal force to members of the immediate families of employees.

Section 8.        Sanctions

         Upon discovering a violation of this Code of Ethics, the CEO of the Company may impose such sanctions as he deems appropriate, including, termination of the employment of the violator. Any such violations will be reported to the Board of Directors at its next meeting.

Section 9. The prohibitions against certain transactions in Securities contained in Section 2 of this Code shall not prohibit:

         (a) Purchases of Treasuries, Agencies, direct obligations of any government and units of open end registered investment companies.

         (b) Purchases or sales effected in any account over which the employee has no direct or indirect influence or control.

         (c) Purchases or sales which are not volitional on the part of either the employee or the Company or its clients.

         (d) Purchases which are part of an automatic dividend reinvestment plan.

         (e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights were so acquired.

Section 10.       Definitions

         (a)      "Company" and "MCM" both mean MONY Capital Management, Inc.

         (b) "Restricted List" shall mean a list of all issuers maintained and updated by the Company's Chief Compliance Officer for which the Company has or may have material inside information.



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         (c)      "Security" for purposes of this policy, a "security" means any interest or instrument commonly known as a security, whether in the nature of debt or equity, including any stock, bond, note, debenture, evidence of indebtedness or any participation in or right to subscribe to or purchase any such interest or instrument. For purposes of this Policy, the term, "security" includes bank loans, commodity transactions, puts, calls, futures, futures contracts and margin account transactions, but does not include: (1) a deposit or share account in a banking institution, (2) currency, (3) direct obligations of any government, or (4) units of open-end, registered investment companies.